Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 26, 2004

to

INDENTURE,

Dated as of February 19, 2004

among

ALLIANT TECHSYSTEMS INC.,

as Issuer,

SUBSIDIARY GUARANTORS party thereto,

and

BNY MIDWEST TRUST COMPANY,

as Trustee

FIRST SUPPLEMENTAL INDENTURE, dated as of October 26, 2004 (this “First Supplemental Indenture”), to that certain Indenture, dated as of February 19, 2004 (the “Indenture”), among ALLIANT TECHSYSTEMS INC., a Delaware corporation (the “Company”), BNY MIDWEST TRUST COMPANY, an Illinois trust company, as trustee under the Indenture (the “Trustee”), and acknowledged by AEC- ABLE ENGINEERING COMPANY, INC., a California corporation, ATK COMMERCIAL AMMUNITION COMPANY INC., a Delaware corporation, ATK ELKTON, LLC, a Delaware limited liability company, ATK INTERNATIONAL SALES INC., a Delaware corporation, ATK MISSILE SYSTEMS COMPANY LLC, a Delaware limited liability company, ATK ORDNANCE GROUND SYSTEMS LLC, a Delaware limited liability company, ATK TACTICAL SYSTEMS COMPANY LLC, a Delaware limited liability company, ATK THIOKOL, a Delaware corporation, ALLIANT AMMUNITION SYSTEMS COMPANY LLC, a Delaware limited liability company, ALLIANT AMMUNITION AND POWDER COMPANY LLC, a Delaware limited liability company, ALLIANT HOLDINGS LLC, a Delaware limited liability company, ALLIANT LAKE CITY SMALL CALIBER AMMUNITION COMPANY LLC, a Delaware limited liability company, ALLIANT SOUTHERN COMPOSITES COMPANY LLC, a Delaware limited liability company, AMMUNITION ACCESSORIES INC., a Delaware corporation, COMPOSITE OPTICS, INCORPORATED, a California corporation, FEDERAL CARTRIDGE COMPANY, a Minnesota corporation, GASL, INC., a New York corporation, MICRO CRAFT INC., a Tennessee corporation, MISSION RESEARCH CORPORATION, a California corporation, NEW RIVER ENERGETICS, INC., a Delaware corporation, PRESSURE SYSTEMS, INC., a Delaware corporation, PROGRAMMED COMPOSITES INC., a Delaware corporation, THIOKOL TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”).  All terms used herein and not otherwise defined herein shall have the same respective meanings as in the Indenture.

R E C I T A L S :

A.            The Company has issued and outstanding, pursuant to the Indenture, $280 million aggregate principal amount of 2.75% Convertible Senior Subordinated Notes due February 15, 2024 (the “Notes”);

B.            Section 15.02(g) of the Indenture provides that the Company may satisfy its Conversion Obligations either solely in cash or solely in shares of Company Common Stock, and that the Company may at any time prior to the Stated Maturity, elect to amend the Indenture to require the Company to satisfy 100% of the Conversion Obligations with respect to the principal amount of the Notes converted after the date of such election solely in cash, with any remaining amount of the Conversion Obligations to be satisfied, at the Company’s sole option, in cash, shares of Common Stock or a combination of cash and Common Stock (such election option pursuant to 15.02(g) of the Indenture, referred to hereinafter as, the “Payment Option”);

C.            The Company desires and has requested the Trustee to join with the Company in the execution and delivery of this First Supplemental Indenture for the purpose of amending the Indenture to require itself to satisfy 100% of the Conversion Obligations with respect to the principal amount of the Notes converted after the date hereof, solely in cash, with any remaining amount of the Conversion Obligations to be satisfied, at the Company’s sole option, in cash, shares of Common Stock or a combination of cash and Common Stock;

D.            Sections 11.01(a) and 15.02(g) of the Indenture provide that a supplemental indenture may be entered into by the Company and the Trustee to exercise the Company’s right to elect the Payment Option, without the consent of Noteholders, when authorized by resolutions of the Board of Directors; and

E.             All things necessary to make this First Supplemental Indenture a valid and binding agreement of the Company, the Subsidiary Guarantors and the Trustee and a valid and binding amendment to the Indenture have been done.

NOW, THEREFORE, the Company and the Trustee hereby agree as follows:

Section 1.               Amendment.  (a) Section 15.02(g) of Article 15 of the Indenture is amended and restated in its entirety by replacing it with the following language:

“(g)         Upon surrender of Notes for conversion, the Company shall satisfy its obligations to convert the Notes (the “Conversion Obligation”).  The Company has elected to satisfy 100% of the principal amount of the Notes converted after the date hereof (the “Election Date”), solely in cash, with any remaining amount of the Conversion Obligations to be satisfied, at the Company’s sole option, in cash, shares of Common Stock or a combination of cash and Common Stock.  This election is made in the Company’s sole discretion pursuant to Section 11.01(a) of the Indenture, with notice to the Trustee and the Noteholders.  In the event that the Company receives a Conversion Notice after the Election Date, such Conversion Notice shall not be retractable, and settlement (in cash and/or shares) will occur on the Business Day following the final day of the 20-Trading Day period beginning on the day after the final day of the Conversion Retraction Period (the “Cash Settlement Averaging Period”).”

(b)           All other provisions of the Indenture shall be read to give effect to the election in clause (a) of this Section above.

Section 2.               Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of this First Supplemental Indenture shall prevail.  This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Noteholder heretofore and hereafter authenticated and delivered shall be bound hereby.

Section 3.               GOVERNING LAW, ETC.  THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 4.               Trustee Makes No Representation.  The statements herein are deemed to be those of the Company and not of the Trustee.  The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 5.               Counterparts.  The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 6.               Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

ALLIANT TECHSYSTEMS INC.

By:	/s/ Eric S. Rangen
	Name:	Eric S. Rangen
	Title:	Chief Financial Officer

BNY MIDWEST TRUST COMPANY, as Trustee

By:	/s/ Daniel G. Donovan
	Name:	Daniel G. Donovan
	Title:	Vice President

ACKNOWLEDGED:

AEC - ABLE ENGINEERING COMPANY, INC.
ALLIANT AMMUNITION AND POWDER COMPANY LLC
ALLIANT AMMUNITION SYSTEMS COMPANY LLC
ALLIANT HOLDINGS LLC
ALLIANT LAKE CITY SMALL CALIBER AMMUNITION COMPANY LLC
ALLIANT SOUTHERN COMPOSITES COMPANY LLC
AMMUNITION ACCESSORIES INC.
ATK COMMERCIAL AMMUNITION COMPANY
ATK ELKTON LLC
ATK INTERNATIONAL SALES INC.
ATK MISSILE SYSTEMS COMPANY LLC
ATK ORDNANCE AND GROUND SYSTEMS LLC
ATK THIOKOL INC.
ATK TACTICAL SYSTEMS COMPANY LLC
COMPOSITE OPTICS, INCORPORATED
FEDERAL CARTRIDGE COMPANY
GASL, INC.
MICRO CRAFT INC.
MISSION RESEARCH CORPORATION
NEW RIVER ENERGETICS, INC.
PRESSURE SYSTEMS, INC.
PROGRAMMED COMPOSITES INC.
THIOKOL TECHNOLOGIES INTERNATIONAL INC.

By:	/s/ Eric S. Rangen
	Name:	Eric S. Rangen
	Title:	Authorized Signatory